Exhibit 16



                       [Draffin & Tucker, LLP Letterhead]





November 20, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated September 3, 2002 of Southwest Georgia Financial Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,


/s/ Draffin & Tucker, LLP